Exhibit 99


Contact:          Karen M. Stewart
                  Vice President - Investor Relations
                  (608) 828-8316
                  e-mail: karen.stewart@teldta.com

FOR RELEASE: IMMEDIATE

                    AMERICAN PORTABLE TELECOM, INC. ANNOUNCES
                    12,250,000 SHARE INITIAL PUBLIC OFFERING

April 24, 1996, Chicago, Illinois - Telephone and Data Systems, Inc. [AMEX:TDS] reported that its subsidiary, American Portable Telecom, Inc. ("APT") has announced today an initial public offering of 12,250,000 Common Shares at a price of $17 per share to the public.

A portion of the net proceeds of the offering will be used to repay approximately $62 million of outstanding indebtedness to TDS. APT expects to use the balance of the net proceeds of the offering to partially finance construction, development and operating costs associated with the establishment of personal communications services ("PCS") networks in the Minneapolis, Tampa-St. Petersburg-Orlando, Houston, Pittsburgh, Kansas City and Columbus Major Trading Areas ("MTAs").

Don Warkentin, President and CEO of APT, stated, "This initial public offering will provide us with the opportunity to move rapidly forward to commence services in our MTAs by early 1997. The offering is one of several tiers of financing in our plan to fully finance APT through the end of 1998."

Donaldson, Lufkin & Jenrette Securities Corporation, Goldman, Sachs & Co., Merrill Lynch & Co. and Salomon Brothers Inc are managers of a U.S. underwriting group. Donaldson, Lufkin & Jenrette Securities Corporation, Goldman Sachs International, Merrill Lynch International Limited, Salomon Brothers International Limited and SBC Warburg are managers of an international underwriting group. The Common Shares will trade on The Nasdaq Stock Market under the symbol "APTI." After the offering, TDS will own 82.8% of the capital stock of APT.

American Portable Telecom is the fifth-largest licensee of PCS in the United States in terms of population equivalents ("POPs"), with licenses to provide service in six MTAs in the United States including approximately 27.3 million POPs. APT plans to construct networks for its PCS markets using Global System for Mobile Communications ("GSM") technology. APT intends to begin marketing efforts and launch commercial service in early 1997 and expects to complete initial construction of its PCS networks by the end of 1998.

TDS is a Chicago-based telecommunications company with established cellular telephone, local telephone and radio paging operations and developing PCS operations. TDS strives to build value for its shareholders by providing excellent communications services in attractive, closely related segments of the telecommunications industry.


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